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                                                                    EXHIBIT 11.1

                             PHOTON DYNAMICS, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Primary and Fully Diluted Earnings Per Share
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                                          THREE MONTHS ENDED JUNE 30,    NINE MONTHS ENDED JUNE 30,
                                          ---------------------------   ---------------------------
                                              1997          1996           1997           1996
                                          ------------  -------------   ---------   ---------------
Net income (loss)........................       $   27       $  825       $ (894)       $2,139

Computation of weighted average common
 and common equivalent shares
 outstanding:
   Common stock..........................        7,058        6,848        7,016         6,435
   Options and warrants..................          513          869            -           880
                                                ------       ------       ------        ------
Total weighted average common and
 common equivalent shares outstanding....        7,571        7,717        7,016         7,315
                                                ------       ------       ------        ------
Net income (loss) per share..............       $ 0.00       $ 0.11       $(0.13)       $ 0.29
                                                ======       ======       ======        ======
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